November 9, 2012

The Gabelli Utility Trust

One Corporate Center

Rye, New York 10580

Re:	The Gabelli Utility Trust

Ladies and Gentlemen:

We have acted as special Delaware counsel for The Gabelli Utility Trust, a Delaware statutory trust (the “Trust”), in connection with the matters set forth herein. At your request, this opinion is being furnished to you.

We have examined and relied upon such records, documents, certificates and other instruments as in our judgment are necessary or appropriate to enable us to render the opinions expressed below, including the following documents:

(a) The Certificate of Trust of the Trust, as filed in the office of the Secretary of State of the State of Delaware (the “Secretary of State”) on February 25, 1999, as amended by the Certificate of Amendment to the Certificate of Trust as filed in the office of the Secretary of State on May 28, 1999, and as further amended by the Certificate of Amendment to the Certificate of Trust as filed in the office of the Secretary of State October 17, 2007 (as amended, the “Certificate of Trust”)

(b) The Declaration of Trust of the Trust, dated as of February 25, 1999, entered into by the trustee of the Trust named therein;

(c) The Third Amended and Restated Agreement and Declaration of Trust, dated as of February 16, 2011, among the trustees of the Trust named therein (the “Trust Agreement”);

(d) The Second Amended and Restated By-Laws of the Trust, dated as of February 16, 2011 (the “By-Laws”);

(e) The Trust’s Registration Statement on Form N-2, as amended and supplemented (the “Registration Statement”), including a prospectus supplement to the prospectus (and the statement of additional information incorporated by reference therein) dated as of November 9, 2012, with respect to the issuance by the Trust of transferable rights (the

The Gabelli Utility Trust

November 9, 2012

“Rights”) to purchase common shares of beneficial interest in the Trust (the “Shares”) filed with the Securities and Exchange Commission on November 9, 2012;

(f) Copies of certain resolutions (the “Resolutions”) adopted by the Trustees of the Trust with respect to the approval of the offering of the Rights and the issuance of the Shares, which Resolutions were attached to a certificate of the Secretary of the Trust, dated as of the date hereof;

(g) The Trust’s Instrument of Designation with respect to the Rights (the “Instrument of Designation”); and

(h) A Certificate of Good Standing for the Trust, dated November 8, 2012, obtained from the Secretary of State.

As to various questions of fact material to our opinion, we have relied upon the representations made in the foregoing documents.

Initially capitalized terms used herein and not otherwise defined are used as defined in the Trust Agreement.

With respect to all documents examined by us, we have assumed (i) the authenticity of all documents submitted to us as authentic originals, (ii) the conformity with the originals of all documents submitted to us as copies or forms, and (iii) the genuineness of all signatures.

For purposes of this opinion, we have assumed (i) that the Trust Agreement, the By-Laws, the Instrument of Designation and the Resolutions collectively constitute the entire agreement with respect to the subject matter thereof, including with respect to the creation, operation and termination of the Trust, and that the Trust Agreement, the By-laws, the Resolutions, the Instrument of Designation and the Certificate of Trust are in full force and effect and will not be amended, (ii) except to the extent provided in paragraph 1 below, the due organization or due formation, as the case may be, and valid existence in good standing of each party to the documents examined by us under the laws of the jurisdiction governing its organization or formation, (iii) the legal capacity of natural persons who are parties to the documents examined by us, (iv) that each of the parties, other than the Trust, to the documents examined by us has the power and authority to execute and deliver, and to perform its obligations under, such documents, (v) the due authorization, execution and delivery by all parties thereto of all documents examined by us, (vi) that the aggregate offering price of all securities registered under the Registration Statement will not exceed $100 million and (vii) none of the Common Shares will be issued to a Principal Shareholder (as defined in the Trust Agreement). We have not participated in the preparation of the Registration Statement (except for providing this opinion) and assume no responsibility for its contents, other than this opinion.

The Gabelli Utility Trust

November 9, 2012

This opinion is limited to the laws of the State of Delaware (excluding the securities laws of the State of Delaware), and we have not considered and express no opinion on the laws of any other jurisdiction, including federal laws and rules and regulations relating thereto. Our opinions are rendered only with respect to Delaware laws and rules, regulations and orders thereunder which are currently in effect.

Based upon the foregoing, and upon our examination of such questions of law and statutes of the State of Delaware as we have considered necessary or appropriate, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that:

1. The Trust has been duly formed and is validly existing in good standing as a statutory trust under the Delaware Statutory Trust Act, 12 Del. C. § 3801, et. seq.

2. The Shares of the Trust have been duly authorized and, when issued, will be validly issued, fully paid and nonassessable beneficial interests in the Trust.

3. The Rights have been duly authorized for issuance, and when issued, will constitute valid and binding obligations of the Trust, enforceable against the Trust in accordance with their terms.

The opinion in paragraph 3 above is subject to (i) applicable bankruptcy, insolvency, liquidation, moratorium, receivership, reorganization, fraudulent transfer and similar laws relating to and affecting the rights and remedies of creditors generally, (ii) principles of equity, including applicable law relating to fiduciary duties (regardless of whether considered and applied in a proceeding in equity or at law), (iii) applicable public policy with respect to the enforceability of provisions relating to exculpation, indemnification or contribution and (iv) judicial imposition of an implied covenant of good faith and fair dealing.

We consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement. In giving the foregoing consents, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Richards, Layton & Finger, P.A.

EAM/JWP